Exhibit 99.1

GM FINANCIAL REPORTS SECOND QUARTER 2020
OPERATING RESULTS

•	Second quarter net income of $173 million

•	Retail loan and operating lease originations of $11.9 billion for the second quarter

•	Earning assets of $94.0 billion at June 30, 2020

•	Available liquidity of $25.0 billion at June 30, 2020

FORT WORTH, TEXAS July 29, 2020 – GENERAL MOTORS FINANCIAL COMPANY, INC.
(“GM Financial” or the “Company”) announced net income of $173 million for the quarter ended June 30, 2020, compared to $167 million for the quarter ended March 31, 2020, and $403 million for the quarter ended June 30, 2019. Net income for the six months ended June 30, 2020 was $340 million, compared to $674 million for the six months ended June 30, 2019.

Retail loan originations were $8.7 billion for the quarter ended June 30, 2020, compared to $6.5 billion for the quarter ended March 31, 2020, and $7.1 billion for the quarter ended June 30, 2019. Retail loan originations for the six months ended June 30, 2020 were $15.2 billion, compared to $14.3 billion for the six months ended June 30, 2019. The outstanding balance of retail finance receivables, net of fees was $46.5 billion at June 30, 2020, compared to $42.3 billion at December 31, 2019 and $42.7 billion at June 30, 2019.

Operating lease originations were $3.2 billion for the quarter ended June 30, 2020, compared to $5.0 billion for the quarter ended March 31, 2020, and $5.9 billion for the quarter ended June 30, 2019. Operating lease originations for the six months ended June 30, 2020 were $8.2 billion, compared to $11.1 billion for the six months ended June 30, 2019. Leased vehicles, net was $39.6 billion at June 30, 2020, compared to $42.1 billion at December 31, 2019 and $42.9 billion at June 30, 2019.

The outstanding balance of commercial finance receivables, net of fees was $7.9 billion at June 30, 2020, compared to $12.1 billion at December 31, 2019 and $13.0 billion at June 30, 2019.

Retail finance receivables 31-60 days delinquent were 2.2% of the portfolio at June 30, 2020 and 2.5% at June 30, 2019. Accounts more than 60 days delinquent were 1.3% of the portfolio at June 30, 2020 and 1.2% at June 30, 2019.

Annualized net charge-offs were 1.5% of average retail finance receivables for the quarter ended June 30, 2020 and 1.4% for the quarter ended June 30, 2019. For the six months ended June 30, 2020, annualized net charge-offs were 1.6%, compared to 1.5% for the six months ended June 30, 2019.

The Company had total available liquidity of $25.0 billion at June 30, 2020, consisting of $6.5 billion of cash and cash equivalents, $15.2 billion of borrowing capacity on unpledged eligible assets, $0.3 billion of borrowing capacity on committed unsecured lines of credit, $1.0 billion of borrowing capacity on the Junior Subordinated Revolving Credit Facility from GM, and $2.0 billion of borrowing capacity on the GM Revolving 364-Day Credit Facility.

Earnings resulting from the Company's equity investment joint ventures that conduct automotive finance operations in China were $42 million for the quarter ended June 30, 2020, compared to $25 million for the quarter ended March 31, 2020, and $42 million for the quarter ended June 30, 2019. Earnings for the six months ended June 30, 2020 were $67 million, compared to $87 million for the six months ended June 30, 2019.

About GM Financial

General Motors Financial Company, Inc. is the wholly-owned captive finance subsidiary of General Motors Company and is headquartered in Fort Worth, Texas. In lieu of a conference call, management recorded remarks addressing the Company’s results of operations for the quarter ended June 30, 2020. This recording, along with the presentation slides and this release, will be posted to the Company’s website on July 29, 2020 by 11:00 a.m. central time. The recording and materials can be accessed via the Investor Relations section of the Company’s website at https://investor.gmfinancial.com.

Forward-Looking Statements

This release contains several “forward-looking statements.” Forward-looking statements are those that use words such as “believe,” “expect,” “intend,” “plan,” “may,” “likely,” “should,” “estimate,” “continue,” “future” or “anticipate” and other comparable expressions. These words indicate future events and trends. Forward-looking statements are our current views with respect to future events and financial performance. These forward-looking statements are subject to many assumptions, risks and uncertainties that could cause actual results to differ significantly from historical results or from those anticipated by us. The most significant risks are detailed from time to time in our filings and reports with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2019 and our subsequent quarterly reports on Form 10-Q. Such risks include - but are not limited to - the length and severity of the COVID-19 pandemic; GM's ability to sell new vehicles that we finance in the markets we serve; dealers' effectiveness in marketing our financial products to consumers; the viability of GM-franchised dealers that are commercial loan customers; the sufficiency, availability and cost of sources of financing, including credit facilities, securitization programs and secured and unsecured debt issuances; the adequacy of our underwriting criteria for loans and leases and the level of net charge-offs, delinquencies and prepayments on the loans and leases we purchase or originate; our ability to effectively manage capital or liquidity consistent with evolving business or operational needs, risk management standards and regulatory or supervisory requirements; the adequacy of our allowance for loan losses on our finance receivables; our ability to maintain and expand our market share due to competition in the automotive finance industry from a large number of banks, credit unions, independent finance companies and other captive automotive finance subsidiaries; changes in the automotive industry that result in a change in demand for vehicles and related vehicle financing; the effect, interpretation or application of new or existing laws, regulations, court decisions and accounting pronouncements; adverse determinations with respect to the application of existing laws, or the results of any audits from tax authorities, as well as changes in tax laws and regulations, supervision, enforcement and licensing across various jurisdictions; the prices at which used vehicles are sold in the wholesale auction markets; vehicle return rates, our ability to estimate residual value at the inception of a lease and the residual value performance on vehicles we lease; interest rate fluctuations and certain related derivatives exposure; our joint ventures in the Asia/Pacific region, which we cannot operate solely for our benefit and over which we have limited control; changes in the determination of LIBOR and other benchmark rates; our ability to secure private customer and employee data or our proprietary information, manage risks related to security breaches and other disruptions to our networks and systems and comply with enterprise data regulations in all key market regions; foreign currency exchange rate fluctuations and other risks applicable to our operations outside of the U.S.; and changes in local, regional, national or international economic, social or political conditions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected. It is advisable not to place undue reliance on any forward-looking statements. We undertake no obligation to, and do not, publicly update or revise any forward-looking statements, except as required by federal securities laws, whether as a result of new information, future events or otherwise.

General Motors Financial Company, Inc.
Consolidated Statements of Income
(Unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue
Finance charge income	$966	$1,008	$1,972	$1,995
Leased vehicle income	2,386	2,512	4,849	5,021
Other income	71	119	163	243
Total revenue	3,423	3,639	6,984	7,259
Costs and expenses
Operating expenses	345	377	703	747
Leased vehicle expenses	1,779	1,637	3,476	3,451
Provision for loan losses	327	179	793	354
Interest expense	788	952	1,623	1,899
Total costs and expenses	3,239	3,145	6,595	6,451
Equity income	42	42	67	87
Income before income taxes	226	536	456	895
Income tax provision	53	133	116	221
Net income	173	403	340	674
Less: cumulative dividends on preferred stock	22	22	45	45
Net income attributable to common shareholder	$151	$381	$295	$629

Consolidated Balance Sheets
(Unaudited, in millions)

	June 30, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$6,512	$3,311
Finance receivables, net	52,262	53,473
Leased vehicles, net	39,601	42,055
Goodwill	1,167	1,185
Equity in net assets of non-consolidated affiliates	1,484	1,455
Related party receivables	1,570	678
Other assets	8,729	7,060
Total assets	$111,325	$109,217
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Secured debt	$40,308	$39,959
Unsecured debt	51,944	48,979
Deferred income	3,185	3,648
Related party payables	65	82
Other liabilities	4,770	3,823
Total liabilities	100,272	96,491
Total shareholders' equity	11,053	12,726
Total liabilities and shareholders' equity	$111,325	$109,217

Operational and Financial Data
(Unaudited, Dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
Originations	2020	2019	2020	2019
Retail finance receivables originations	$8,693	$7,113	$15,190	$14,275
Lease originations	$3,165	$5,911	$8,205	$11,121

	Three Months Ended June 30,		Six Months Ended June 30,
Average Earning Assets	2020	2019	2020	2019
Average retail finance receivables	$44,636	$42,447	$43,564	$42,018
Average commercial finance receivables	10,061	12,606	10,668	12,389
Average finance receivables	54,697	55,053	54,232	54,407
Average leased vehicles, net	40,346	42,998	41,028	43,216
Average earning assets	$95,043	$98,051	$95,260	$97,623

Ending Earning Assets	June 30, 2020	December 31, 2019
Retail finance receivables, net of fees	$46,489	$42,268
Commercial finance receivables, net of fees	7,884	12,149
Leased vehicles, net	39,601	42,055
Ending earning assets	$93,974	$96,472

Finance Receivables	June 30, 2020	December 31, 2019
Retail
Retail finance receivables, net of fees	$46,489	$42,268
Less: allowance for loan losses	(2,044)	(866)
Total retail finance receivables, net	44,445	41,402
Commercial
Commercial finance receivables, net of fees	7,884	12,149
Less: allowance for loan losses	(67)	(78)
Total commercial finance receivables, net	7,817	12,071
Total finance receivables, net	$52,262	$53,473

Allowance for Loan Losses	June 30, 2020	December 31, 2019
Allowance for loan losses as a percentage of retail finance receivables, net of fees	4.4%	2.0%
Allowance for loan losses as a percentage of commercial finance receivables, net of fees	0.8%	0.6%

Delinquencies	June 30, 2020	June 30, 2019
Loan delinquency as a percentage of ending retail finance receivables:
31 - 60 days	2.2%	2.5%
Greater than 60 days	1.3	1.2
Total	3.5%	3.7%

	Three Months Ended June 30,		Six Months Ended June 30,
Charge-offs and Recoveries	2020	2019	2020	2019
Charge-offs	$256	$279	$596	$586
Less: recoveries	(89)	(132)	(245)	(277)
Net charge-offs	$167	$147	$351	$309
Net charge-offs as an annualized percentage of average retail finance receivables	1.5%	1.4%	1.6%	1.5%

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Expenses	2020	2019	2020	2019
Operating expenses as an annualized percentage of average earning assets	1.5%	1.5%	1.5%	1.5%

Investor Relations contact:
Stephen Jones
Vice President, Investor Relations
(817) 302-7119
Investors@gmfinancial.com